As filed with the Securities and Exchange Commission on August 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PDL BioPharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of Principal Executive Offices) (Zip Code)

2005 Equity Incentive Plan

1993 Employee Stock Purchase Plan

(Full Title of the Plan)

Mark McDade

Chief Executive Officer

PDL BioPharma, Inc.

34801 Campus Drive

Fremont, California 94555

(Name and Address of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(4)
Common Stock, par value $0.01 per share

To be issued upon exercise of options and for other awards of common stock granted under the

2005 Equity Incentive Plan(1)	2,900,000	$22.57	$65,453,000	$2,009.41

To be issued under the

1993 Employee Stock Purchase Plan(2)	500,000	$22.57	$11,285,000	$346.45
TOTALS:				$2,355.86

(1)	Represents additional shares reserved for issuance upon exercise of options and under other common stock-based awards granted under the registrant’s 2005 Equity Incentive Plan. Shares issuable under this plan were previously registered by the registrant on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”).
(2)	Represents additional shares of common stock reserved for issuance under the registrant’s 1993 Employee Stock Purchase Plan. Shares issuable under this plan were previously registered by the registrant on registration statements on Form S-8 filed SEC.
(3)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(4)	Estimated solely for purposes of calculating the amount of the registration fee. Pursuant to Rule 457(c) of the Securities Act, the maximum offering price per share is calculated as the average of the high and low prices of the registrant’s common stock on August 9, 2007, as reported on the Nasdaq Global SelectMarket. The maximum fee is calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act and are available without charge, upon oral or written request, to: PDL BioPharma, Inc., 34801 Campus Drive, Fremont, California, 94555, Attention: General Counsel, or by telephone to: (510) 574-1400, Attention: General Counsel.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

PDL BioPharma, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 1, 2007 and April 30, 2007;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above;

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, as filed with the Securities and Exchange Commission on December 23, 1991, as amended on Form 8-A/A filed with the SEC on January 22, 1992, and any other amendment or report filed for the purpose of updating such description; and

(d) The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act, as filed with the Securities and Exchange Commission on September 6, 2006, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Restated Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Amended and Restated Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Amended and Restated Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

We have a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 9, 2007.

PDL BioPharma, Inc.

By:	/s/ Mark McDade
Mark McDade Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of PDL BioPharma, Inc. whose signatures appear below, hereby constitute and appoint Mark McDade and Andrew Guggenhime, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on August 9, 2007.

Signature	Title

/s/ Mark McDade Mark McDade	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andrew L. Guggenhime Andrew L. Guggenhime	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Herbert Cross Herbert Cross	Corporate Controller (Principal Accounting Officer)

/s/ Samuel A. Broder Samuel A. Broder	Director

/s/ Karen A. Dawes Karen A. Dawes	Director

L. Patrick Gage	Director and Chairman of the Board

/s/ Bradford S. Goodwin Bradford S. Goodwin	Director

Joseph Klein III	Director

Laurence Jay Korn	Director

/s/ Richard Murray Richard Murray	Executive Vice President, Chief Scientific Officer and Director

/s/ Jon S. Saxe Jon S. Saxe	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Restated Certificate of Incorporation effective March 23, 1993 (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 1993)

4.2	Certificate of Amendment of Certificate of Incorporation effective August 21, 2001 (incorporated by reference to Exhibit 3.3 to Annual Report on Form 10-K filed March 14, 2002)

4.3	Certificate of Amendment of Certificate of Incorporation effective January 9, 2006 (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K filed January 10, 2006)

4.4	Certificate of Designation, Preferences and Rights of the Terms effective August 25, 2006 (incorporated by reference to Exhibit 3.4 to Registration Statement on Form 8-A filed September 6, 2006)

4.5	Amended and Restated Bylaws effective April 27, 2007 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed May 2, 2007)

4.6	Rights Agreement, dated August 25, 2006, between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed August 29, 2006)

5	Opinion of Legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included in signature pages to this registration statement)